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                                                                   EXHIBIT 99.1

FC BANC CORP. NEWS RELEASE

FC Banc Corp.
105 Washington Square
Bucyrus, Ohio 44820

                   Contact:   G.W. ("Bill") Holden
                              President and CEO
                              (419) 562-7040

FC BANC CORP. TO REPURCHASE UP TO 4.9% OF ITS OUTSTANDING SHARES

BUCYRUS, Ohio (March 25, 1998) - FC Banc Corp. (Electronic Bulletin Board:
FCBQ) today announced that the Company's Board of Directors has approved a stock repurchase program authorizing the repurchase of up to 16,050 shares of the Company's outstanding common stock. This repurchase program will depend on market conditions and, accordingly, there is no guaranty as to the exact number of shares to be repurchased by the Company. Currently FC Banc Corp. has approximately 321,188 shares outstanding.

     G.W. Holden, President and Chief Executive Officer of FC Banc Corp., stated that the repurchase program will expire in March, 1999. Mr. Holden explained that the Board of Directors considers the Company's common stock to be an attractive investment at this time. The repurchase program is designed to offset the future dilution arising from the Company's stock option plan and the issuance of stock pursuant to the exercise of outstanding stock option grants.

     According to Mr. Holden, the repurchases generally would be effected through open market purchases or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. The repurchased shares will become treasury shares available for general corporate purposes including possible use in connection with acquisitions or other distributions such as stock dividends or stock splits.

     At December 31, 1997, FC Banc Corp. reported total assets of $78.6 million and shareholders' equity of $11.2 million, or 14.23% of total assets.

     Through its subsidiary, The Farmers Citizens Bank, FC Banc Corp. offers an extensive line of retail and small business banking services in North Central Ohio through its main office in Bucyrus, two full-service branches in Bucyrus and the Company's recently established full-service branch in Cardington. Established in January, 1998, the Cardington branch (located in Morrow County) is the Company's first branch located outside Crawford County.